Exhibit 107

Calculation of Filing Fee Table

Schedule TO

(Form Type)

PAMT CORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$14,790,000	(1)	0.00015310	$2,264.35	(2)
Fees Previously Paid	$7,395,000	(3)		$1,132.17	(3)
Total Transaction Value	$14,790,000			—
Total Fees Due for Filing				$1,132.18
Total Fees Previously Paid				$1,132.17	(3)
Total Fee Offsets				—
Net Fee Due				$1,132.18

(1)	This calculation is based on the purchase of 870,000 shares of common stock, par value $0.01, at the tender offer purchase price of $17.00 per share.
(2)	The Amount of Filing Fee calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $153.10 for each $1,000,000 of the value of the transaction (or 0.01531% of the value of the transaction).
(3)	Represents the filing fee previously paid in connection with this transaction, based on a preliminary estimate of the transaction valuation assuming the purchase of 435,000 shares of common stock, par value $0.01, at the maximum tender offer price of $17.00 per share.